MFS® Code of Business Conduct October 31, 2016

MFS® Code of Ethics Policy October 31, 2016

CODE OF BUSINESS CONDUCT

Since its inception, MFS has demonstrated its commitment to integrity, respect, and honesty, and to the integral role each plays in delivering superior client service everywhere we operate. This commitment defines our reputation in the marketplace and requires everyone at MFS to demonstrate these values every day. Our Code of Business Conduct describes some of our most fundamental principles related to ethics and provides rules for acting legally, fairly, and responsibly. It is essential that you understand these principles and rules, ingrain them into your day-to-day decision making, and lead by example.

While this Code and related Conduct Policies are your guide for action and decision making, it is important that you ask questions whenever you may be unsure how to proceed. Through our commitment to these values, we will advance our reputation and create opportunity for success.

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CORE PRINCIPLES

Doing Business Ethically

Understand the business reasons behind ethical behavior. Ethics is not simply a dimension of MFS’ business, it is part of the foundation. Strong ethics enables us to maintain the reputation necessary to attract and retain clients.

Act honestly and with integrity. Always treat our clients, business partners and co-workers equitably, with respect, and with complete fairness and professionalism. Ethics is as much about adhering to the spirit of our policies as to the letter.

Avoid even the appearance of unethical behavior. If something doesn’t feel or look right, it probably isn’t. Being attentive to how our words and actions might be interpreted by others is one of the ways we are able to demonstrate to outside observers — including clients, regulators, and the media — that we truly place a high value on ethical conduct.

Be aware that acting ethically is critical to your career and success. While ethics is measured collectively in the form of a company’s reputation, it is built through individual actions. If one individual or group behaves unethically, it can tarnish the reputation of the whole company. By the same token, a strong effort by the entire team means everyone wins. Acting ethically is critical to your career and success.

Doing Business Legally

Comply with the law. The importance of complying with the law, and the damage that can occur to our reputation if we don’t, cannot be overstated. This Code of Business Conduct and many of our policies were created to help you comply with applicable laws. We also have Legal and Compliance Departments that can help when you have questions or need clarification about any law, rule, regulation, or policy.

Do not engage in fraud, and report it when others do. Fraud includes, among other things, making intentionally false statements to clients, regulators, and others; forging or altering documents; theft; and other dishonest acts intended to result in improper gain to you or MFS.

Do not engage in unfair business practices such as spreading rumors or stealing a competitor’s trade secrets.

Make sure your communications are fair and balanced. We do not conduct business based on information that is false or misleading. We must be able to stand behind our statements and our clients, business partners, and regulators must have confidence in those statements.

Maintain and preserve accurate business records. We must create and maintain accurate records to support regulated business activities. Do not dispose of or destroy any records unless it is permissible under MFS recordkeeping policies and the records are not subject to a litigation hold.

Helpful to Know

How to Report Concerns

MFS’ Policy on Reporting Concerns to the Ombudsman provides you a direct, confidential and, if you wish, anonymous manner in which to report your concerns about unethical or illegal behavior. You may contact the Ombudsman by email at DL: Corp Ombudsman or by phone at 617-954-5000. The policy can be found on   Diva.mfs.com.

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Doing Business Responsibly

Be accountable. Take ownership for responsibilities that fall within the scope of your position. Admit to your mistakes, and work with others to correct them.

Act in our clients’ best interests. You are expected to exercise reasonable care and prudent judgment whenever acting on our clients’ behalf. Place clients’ interests ahead of your own, protect the confidentiality of their information and avoid activities that could affect your independence or objectivity.

Be loyal to MFS. You must not allow your personal interests to interfere with your responsibility to make objective, unbiased decisions. You must carefully protect our intellectual property, information and assets, and you must not use them for personal gain. In addition, you must never take personal advantage of any opportunities you discover through working here without first bringing them to our attention.

Maintain the confidentiality of non-public information. Unless authorized to do so, you must not disclose to any third party any non-public information entrusted to you in the course of your work, including information about MFS, our clients, and MFS personnel.

Be particularly attentive to maintaining the confidentiality of non-public investment-related information, such as client holdings and transactions, and be certain you understand when you are authorized to disclose such information.

Helpful to Know

When Disclosure of Confidential Information is Lawful

You may use confidential information to truthfully cooperate in a government investigation or to make a good-faith report to a governmental or regulatory body about a possible violation of law, or to make a disclosure protected under the anti-retaliation or whistleblower provisions of applicable laws.

YOUR COMMITMENT

Decision Making

Make ethical business decisions. As you make business decisions, ask yourself these four questions:

1.	Is it permitted? If it’s against law, regulation, or MFS policy, do not do it. While you are not expected to be an expert on all laws and regulations, you are expected to understand enough about them to know when to seek advice from your manager or Compliance.

2.	Is it consistent with our duties, values, and business interests? An action can be permitted yet still be inconsistent with our responsibilities and values.

3.	Would it look good to an outside observer? Ask how your actions would look in the media — whether social, broadcast or print — or to clients or regulators.

4.	Do I fully understand the risks involved? The potential ethical risks within a decision aren’t always obvious.

Unless your answer to all four questions is a clear “yes”, do not move forward. If you are not sure about the answer to any of these questions, ask your manager, the contacts listed on the relevant policy, or Compliance.

Conflicts of Interest

Avoid, or report and manage, conflicts of interest. Conflicts of interest can occur when your private interests interfere, or appear to interfere, with the interests of MFS or our clients. We recognize that conflicts may arise through the normal course of our business. Conflicts could arise:

•	In opportunities to use business information for personal gain.
•	In situations where personal, family, or other outside interests make it difficult to fulfill your duties to MFS.
•	In transactions between MFS and a client.
•	In situations where MFS could benefit by giving one client preferential treatment over other clients.
•	In situations where your personal interests could impact vendor selection or other business decisions.

It’s important to manage conflicts properly. In general:

•	Between you and MFS, the interests of MFS come first.
•	Between you and a client, the interests of the client come first.
•	Between MFS and a client, the client’s interests come first.
•	Between or among clients, all clients must be treated fairly and equitably.

Many conflicts are addressed specifically in other MFS policies. Where they are not, report them to your manager and Compliance, and ask Compliance for guidance in managing any conflict.

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Following MFS Policies

Understand and adhere to all MFS policies, and certify to all MFS Conduct Policies. You are responsible for knowing when and how each policy applies, for recognizing situations where multiple policies may apply, and for adhering to all applicable restrictions and requirements. You must certify to our Conduct Policies when you join MFS and periodically thereafter. To assist you, we provide training periodically. You are responsible for completing any required certification and training in a timely manner.

Report all violations — promptly and without fear of retaliation. If you discover any actual, attempted, or suspected violation of any MFS policy, or of securities law or regulation, report it to Compliance immediately. This includes intentional or inadvertent violations by you or your co-workers

MFS will not retaliate against you for reporting a violation of a policy, provided that the report is made in good faith. However, reporting concerns does not relieve you of accountability for any role you may have in the matter.

Violations will be escalated, and can result in potentially serious repercussions, such as a warning, fine, or dismissal. In some cases, you may also be exposed to censure, prosecution, or other consequences from outside authorities.

Seek guidance anytime you find yourself in a “gray area.” No policy can specifically address all of the situations you may encounter in your work. Whenever you find yourself in a “gray area,” seek guidance from your manager or a contact person listed in this Code or other policies. Misunderstanding, ignorance of a policy/requirement, or forgetfulness are not acceptable explanations for violating any MFS policy.

Helpful to Know

MFS’ Conduct Policies

•   Code of Business Conduct

•   Anti-Bribery

•   Charitable Contributions and Activities

•   Fair Competition

•   Gifts and Entertainment

•   Information Security

•   Inside Information

• Legal and Regulatory Disclosure • Outside Activities and Affiliations • Personal Investing • Political Contributions and Activities • Social Media

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Applies to

All MFS full-time, part-time, and temporary employees globally

All MFS contractors, interns, and co-ops who have been notified by Compliance that they are subject to this policy All MFS entities

PERSONAL INVESTING

The inherent nature of MFS’ services in selecting and trading securities has the potential to create a real or apparent conflict of interest with your personal investing activities. As a result, every individual subject to this policy has a fiduciary duty to avoid taking personal advantage of any knowledge of our clients’ investment activities.

Following the letter and spirit of the rules in this policy is central to meeting client expectations and ensuring that we remain a trusted and respected firm.

MFS® Code of Ethics Policy

October 31, 2016

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RULES THAT APPLY TO EVERYONE

Your Fiduciary Duty

Always place client interests ahead of your own.

You must never:

•	Take advantage of your position at MFS to misappropriate investment opportunities from MFS clients.

•	Seek to defraud an MFS client or do anything that could have the effect of creating fraud or manipulation.

•	Mislead a client.

Account Reporting Obligations

Make sure you understand which accounts are reportable accounts. To determine whether an account is reportable, ask the following questions:

1.	Is the account one of the following?

•	A brokerage account.

•	Any other type of account (such as Employee Stock Option Plans or Employee Stock Purchase Plans) in which you have the ability to hold or trade reportable securities (see the list of reportable securities on page 7).

•	Any account, including MFS-sponsored retirement plans, that holds a reportable fund (see definition of reportable fund on page 7 and a list of these funds on the Online Compliance System).

2.	Is any of the following true?

•	You beneficially own the account.

•	The account is beneficially owned by a member of your household (such as a spouse or domestic partner, or any parent, sibling, or child who lives with you).

•	The account is beneficially owned by anyone who claims you as a tax deduction, or whom you claim as a tax deduction.

•	The account is controlled by you or another member of your household, (other than to fulfill duties of employment).

If you answered “yes” to BOTH questions, the account is reportable.

Helpful to Know

Beneficial Ownership

The concept of beneficial ownership is broader than outright ownership. Anyone who is in a position to benefit from the gains or income from, or who controls, an account or investment is considered to have beneficial ownership. See examples on page 6.

Ensure that MFS receives account statements for all your reportable accounts. Depending on the type of account or your location, you may need to provide them to Compliance directly yourself.

Promptly report any newly opened reportable account or any existing account that has become reportable. This includes accounts that become reportable accounts through life events, such as marriage, divorce, power of attorney, or inheritance.

ADDITIONAL REQUIREMENT FOR US EMPLOYEES

Does not include interns, contractors, co-ops, or temporary employees.

Maintain your reportable accounts at an approved broker. When you join MFS, if you have accounts at non- approved brokers you must close them or move them to an approved broker (list available on the Online Compliance System).

In rare cases, if you file a request that includes valid reasons for an exception, we may permit you to maintain a reportable account at a broker not on the approved broker list (for instance, if you have a fully discretionary account).

Helpful to Know

Discretionary Accounts

Discretionary accounts (accounts that are managed for you by a third-party registered investment adviser) are reportable, but with approval from Compliance they are subject to these different requirements:

•  They are exempt from quarterly transaction and annual holdings certifications (though you must still provide account statements).

•  They are exempt from the Access Person and Research Analyst/Portfolio Manager trading rules (such as the rules concerning pre-clearance and the 60-day holding period) (pgs. 4-5), but you still must obtain pre-approval to invest in an IPO or private placement.

•  They are exempt from certain “Ethical Personal Investing” trading rules such as excessive trading and trading of MFS funds. (pg. 3)

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Securities Reporting Obligations

Make sure you understand which securities are reportable securities. This includes most stocks, bonds, MFS funds, exchange-traded funds (ETFs), futures, options, structured products, private placements, and other unregistered securities even if they are not held in a reportable account. See the table on page 7.

Report all applicable transactions and holdings reports in a timely manner. Use the Online Compliance System and submit all reports by these deadlines.

•	Initial Holdings Reports: submit within 10 calendar days of hire or upon an access level change. Information about these holdings must be no more than 45 days old when submitted.

•	Quarterly Transaction Report: submit within 30 days of the end of each calendar quarter.

•	Annual Holdings Report: submit within 30 days of the end of each calendar year.

Note that you must file each report even if no transactions or other changes occurred during the time period.

The reports do NOT need to include:

•	Transactions or holdings in non-reportable securities.

•	Transactions or holdings in discretionary accounts for which there is an approval on file with Compliance.

•	Involuntary transactions, such as automatic investment plans, dividend reinvestments, etc.

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ADDITIONAL REQUIREMENTS FOR APPOINTED REPRESENTATIVES IN SINGAPORE

Provide a copy of the contract note for any trade of any security, including reportable securities and non- reportable securities, to Singapore Compliance, within 7 days of the trade. Check with Singapore Compliance on the information you must provide.

Ethical Personal Investing

Never trade securities based on improper use of information, and never help anyone else to do so. This includes any trade based on:

•	Information about the investments of any MFS client, including front-running and tailgating (trading just before or just after a similar trade for a client account).

•	Confidential information or inside information (information about the issuer of a security, or the security itself, that is both material and non-public).

Do not trade excessively. At MFS, personal trading is a privilege, not a right. It should never interfere with your job performance. MFS may limit the number of trades you are allowed during a given period, or may discipline you for trading excessively. In addition, frequent trading in MFS funds may trigger other penalties, as described in the relevant fund prospectuses.

Do not accept investment discretion over accounts that are not yours. In limited circumstances, and with advance approval from Compliance, you may be allowed to assume power of attorney relating to financial or investment matters for another person or entity.

If you become an executor or trustee of an estate and it involves control over a securities account, you must notify Compliance upon assuming the role and you must meet any reporting or pre-clearance obligations that apply.

Do not participate in any investment contest or club.

applies whether or not any compensation or prize is awarded.

Do not invest in MFS-subadvised ETFs. For a full list of these funds, see the Online Compliance System.

Make any investments in MFS open-end funds directly through MFS (or another entity MFS may designate) unless you have received an exception from Compliance.

Do not participate in initial public offerings (IPOs) or other limited offerings securities except with advance approval from MFS. This rule includes initial, secondary and follow-on offerings of equity securities and closed-end funds and new issues of corporate debt securities.

To request approval for an IPO or secondary offering, enter an Initial Public Offering Request using the Online Compliance System. Note that approval is not typically granted, and when granted, typically involves strict limits.

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Never use a derivative, or any other instrument or technique, to get around a rule. If an investment transaction is prohibited, then you are also prohibited from effectively accomplishing the same thing by using futures, options, ETFs, or any other type of financial instrument.

ADDITIONAL REQUIREMENT FOR UK-BASED PERSONNEL

Never engage in spread betting of financial markets. This includes any wagering on market spreads or behaviors and any off-exchange trading.

RULES THAT APPLY ONLY TO ACCESS PERSONS

Pre-Clearing Personal Trades

Make sure you understand which securities require pre-clearance. Note that there are some differences between which securities require pre-clearance and which must be reported. See the table on page 7 of this policy.

Pre-clear all personal trades in applicable securities. Request pre-clearance on the day you want to place the trade. Enter your request using the Online Compliance System. Remember that you must pre-clear trades for all of your reportable accounts (such as those of a spouse or domestic partner).

Once you have requested pre-clearance, wait for a response. Do NOT place any trade order until you have received notice of approval for that trade. Note that pre-clearance requests can be denied at any time and for any reason.

Pre-clearance approvals expire at the end of the trading day on which they are issued.

Obtain advance approval for any investments in private placements or other unregistered securities, or in PIPES. This includes private placements (investments in private companies), private investment in public equity securities (PIPES), hedge funds, “crowdfunding” or “crowdsourcing” investments, pooled vehicles (such as partnerships), and other similar investments.

Before investing, enter a Private Placement/Unregistered Securities Approval Request using the Online Compliance System, and do not act until you have received approval.

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Limits to Personal Investment Practices

Do not take an uncovered short position. This includes selling securities short, buying puts without a corresponding long position, and writing naked calls.

Do not buy and then sell (or sell and then buy) at a profit the same or equivalent reportable security within 60 calendar days. Japan-based personnel: see rule with higher standard below. MFS may interpret this rule very broadly. For example, it may look at transactions across all of your reportable accounts, and may match trades that are not of the same size, security type, or tax lot. Any gains realized in connection with these transactions must be surrendered. Note that this rule does not apply to securities that are not subject to pre-clearance, to accounts where a registered investment adviser has investment discretion, or involuntary transactions.

ADDITIONAL REQUIREMENTS FOR RESEARCH ANALYSTS

including Research Associates and Portfolio Managers who may write research notes

Never trade personally while in possession of material information about an issuer you have researched or been assigned to research unless you have already communicated the information in a research note. Japan- based personnel: see rule with higher standard below.

Understand and fulfill your duties with regard to research recommendations. You have an affirmative duty to provide unbiased and timely research recommendations in a research note. You must:

•	Disclose trading opportunities for client accounts prior to trading personally in any securities of that issuer.

•	Provide a research recommendation if a security is suitable for the client accounts even if you have already traded the security personally or if making such a recommendation would create the appearance of a conflict of interest.

ADDITIONAL REQUIREMENTS FOR PORTFOLIO MANAGERS

including Research Analysts assigned to a fund as a Portfolio Manager

Never personally trade a security within 7 calendar days before or after a client account that you manage trades the same or an equivalent security. In practice, this means:

•	Contacting Compliance promptly when deciding to make a portfolio trade in any security you have personally traded within the past 7 calendar days (but do not refrain from making a trade that is suitable for a client account even if you have traded the security personally).

•	Refraining from personally trading any reportable securities you think any of your client accounts might wish to trade within the next 7 calendar days.

•	Delaying personal trades in any reportable securities your client accounts have traded until the 8th calendar day after the most recent trade by a client account (or longer, to be certain of avoiding any appearance of conflict of interest).

Never buy and then sell (or sell and then buy), within 14 calendar days, any shares of a fund you manage.

Contact Compliance before any fund you manage invests in any securities of an issuer whose private securities you own. You will need to disclose your private interest and assist Compliance in performing an independent review.

ADDITIONAL REQUIREMENTS FOR JAPAN-BASED PERSONNEL

Do not buy and then sell (or sell and then buy) the same or equivalent reportable security within 6 months.

Never trade personally in any security you have researched in the prior 30 days or are scheduled to research in the future.

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ADDITIONAL INFORMATION FOR ALL PERSONNEL SUBJECT TO THIS POLICY

Beneficial Ownership: Practical Examples

Accounts of Parents or Children

•  You share a household with one or both parents and you do not provide any financial support to the parent: you are not a beneficial owner of the parents’ accounts and securities.

•  You share a household with one or more of your children, whether minor or adult, and you provide financial support to the child: you are a beneficial owner of the child’s accounts and securities.

•  You have a child who lives elsewhere whom you claim as a dependent for tax purposes: you are a beneficial owner of the child’s accounts and securities.

Accounts of Domestic Partners or Roommates

•  You are a joint owner or named beneficiary on an account of which a domestic partner is an owner: you are a beneficial owner of the domestic partner’s accounts and securities.

•  You provide financial support to a domestic partner, either directly or by paying any portion of household costs: you are a beneficial owner of the domestic partner’s accounts.

•  You have a roommate: generally, roommates are presumed to be temporary and to have no beneficial interest in one another’s accounts and securities.

UGMA/UTMA Accounts

•  Either you or your spouse is the custodian of an Uniform Gift/ Trust to Minor Account (UGMA/UTMA) for a minor, and one or both of you is a parent of the minor: you are a beneficial owner of the account. (If someone else is the custodian, you are not a beneficial owner.)

•  Either you or your spouse is the beneficiary of an UGMA/UTMA account and is of majority age (for instance, 18 years or older in Massachusetts): you are a beneficial owner of the account.

Transfer on Death (TOD) Accounts

•  You automatically become the registered owner upon the death of the prior account owner: you are a beneficial owner as of the date the account is re-registered in your name, but not before.

Trusts

•  You are a trustee for an account whose beneficiaries are not immediate family members: beneficial ownership is determined on a case-by-case basis, including whether it constitutes an outside business activity (see the Outside Activities & Affiliations Policy).

•  You are a trustee for an account and you or a family member is a beneficiary: you are a beneficial owner of the account.

•  You are a beneficiary of the account and can make investment decisions without consulting a trustee: you are a beneficial owner of the account.

•  You are a beneficiary of the account but have no investment control: you are a beneficial owner as of the date the trust is distributed, but not before.

•  You are the settlor of a revocable trust: you are a beneficial owner of the account.

•  Your spouse or domestic partner is a trustee and a beneficiary: beneficial ownership is determined on a case-by-case basis.

Investment Powers over an Account

•  You have power of attorney over an account: you are a beneficial owner as of the date you assume control of the trading or investment decisions on the account, but not before.

•  You have investment discretion over an account that holds, or could hold, reportable securities: you are a beneficial owner of the account, regardless of the location, account type, or the registered owner(s).

•  You are serving in a role that allows or requires you to delegate investment discretion to an independent third party: beneficial ownership is determined on a case-by-case basis.

Helpful to Know

How We Enforce This Policy

Compliance is responsible for interpreting and enforcing this policy. Exceptions may only be granted by Compliance. In that capacity, Compliance reviews and monitors transactions and reports, and also investigates potential violations.

The Employee Conduct Oversight Committee reviews potential violations and where it determines that a violation has occurred, it will usually impose a penalty. These may range from a warning letter to a fine, requirement to surrender profits, or termination of employment, among other possibilities.

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Security Types and Transactions That Must Be Reported and/or	Report All Personnel	Pre-clear Access Persons
Funds
Money market funds (MFS or other)

Open-end funds that are managed, advised, or underwritten by MFS (and are not money market funds)	✓
Open-end funds that are managed, advised, or underwritten by any firm other than MFS
529 Plans holding MFS funds	✓

Closed-end funds (including MFS closed-end funds)	✓	✓
Exchange-traded funds (ETFs) and exchange-traded notes (ETNs), including options, futures, structured notes or other derivatives related to these exchange-traded securities	✓

Private funds	✓	✓*

Equities
Sun Life Financial Inc. (publicly traded shares)	✓	✓
Equity securities, including Real Estate Investment Trusts (REITS), and including options, futures and structured notes on equities	✓	✓

Fixed Income
Corporate bond securities	✓	✓

Municipal bond securities	✓	✓
US Treasury Securities and other obligations backed by the good faith and credit of the US government

Debt obligations that are NOT backed by the good faith and credit of the US government (such as Fannie Mae, Freddie Mac, Federal Home Loan Banks, Federal Farm Credit Banks and Tennessee Valley Authority)	✓	✓

Foreign government securities	✓	✓
Variable rate demand obligations and municipal floaters

Money market instruments, such as certificates of deposit and commercial paper

Other Types of Assets
Initial and subsequent investments in any private placement or other unregistered securities (including real estate limited partnerships or cooperatives)	✓	✓*

Foreign currency (including options and futures on foreign currency)	Only if notified by Compliance

Commodities (including options and futures on commodities)	✓
Private MFS stock and private shares of Sun Life of Canada (US) Financial Services Holdings, Inc.	✓

Limited offerings, IPOs, secondary offerings	✓	✓*

Other Types of Transactions
Involuntary transactions (see definition below)

Gifts of securities, including charitable donations, transfers, and inheritances	✓

*	Must be pre-cleared directly with Compliance, not through the Online Compliance System.

Terms with Special Meanings

Within this policy, the following terms carry the specific meanings indicated below.

involuntary transaction Transactions that are not under your direct or indirect influence or control, such as automatic investment plans, dividends and dividend reinvestments, corporate actions (such as stock splits, reverse splits, mergers, consolidations, spin-offs, and reorganizations), exercise of a conversion or redemption right, or automatic expiration of an option.

reportable funds Any fund for which MFS acts as investment advisor, sub-advisor, or principal underwriter including MFS retail funds, MFS Variable Insurance Trust and MFS Meridian funds. See the Online Compliance System home page for the list of reportable funds.

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